UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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H&R BLOCK, INC.

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H&R BLOCK, INC.

One H&R Block Way

Kansas City, Missouri 64105

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 13, 2012

The following information supplements and amends the proxy statement (the “Proxy Statement”) of H&R Block, Inc. (“we,” “us,” “our,” the “Company,” or “H&R Block”) furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for the 2012 Annual Meeting of Shareholders and any adjournment or postponement thereof (the “Annual Meeting”). Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined have the meaning given to them in the Proxy Statement. This Supplement is being filed with the Securities and Exchange Commission (the “Commission”) and being made available to shareholders on August 31, 2012.

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Only shareholders of record as of the close of business on July 12, 2012 are entitled to receive notice of and to vote at the Annual Meeting.

On August 8, 2012, a putative class action, entitled Fisk v. H&R Block, Inc., et al. (the “Fisk Action”) was filed against the Company and each of our directors in the Circuit Court of Jackson County, Missouri (the “Court”) on behalf of a class consisting of all holders of H&R Block common stock. The petition in the Fisk Action (the “Petition”) alleges claims in connection with the disclosures made in the Proxy Statement regarding Proposals 3 and 4. Proposal 3 provides our shareholders with an opportunity to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. Proposal 4 seeks shareholder approval of the 2013 Long-Term Incentive Plan (the “2013 Plan”).

The Petition seeks injunctive relief and damages, including a preliminary injunction that would preclude us from holding the shareholder vote on Proposals 3 and 4 at the September 13, 2012 Annual Meeting. We continue to believe that the disclosures made in the Proxy Statement were fulsome, satisfied all of the Company’s disclosure obligations, and provided sufficient information to allow shareholders to make an informed judgment concerning each of the proposals contained therein. However, in order to avoid the expense, distraction, uncertainty, and inconvenience to the Company and its shareholders that could result from litigation, including potential delay of the Annual Meeting, adjournment of the shareholder vote on Proposals 3 and 4, and the additional expense that we would necessarily incur if we were required to reconvene the Annual Meeting, we have entered into a Memorandum of Understanding with the plaintiff and his counsel under which the Fisk Action would be settled. The Memorandum of Understanding requires us to make the disclosures set forth below and it requires plaintiff to forego any effort to enjoin the Annual Meeting. No payment will be made to shareholders in connection with the settlement. The settlement is subject to approval by the court. Plaintiff also will ask the court to require that the Company pay a reasonable amount of attorneys’ fees and costs to his lawyers.

Supplemental Disclosure Concerning Proposal 3

Proposal 3 provides our shareholders with an opportunity to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (the “NEOs”). The supplemental disclosure with respect to Proposal 3 is set forth below.

As discussed in our Proxy Statement, the guiding philosophy of the Compensation Committee in setting policies and practices at the Company is to establish a compensation program that:

•	attracts, motivates, rewards, and retains highly qualified employees and executives;

•

creates a strong link between executive compensation and changes in shareholder value and the attainment of financial, operational and strategic goals that we believe are critical drivers of sustained value creation over the long term;

•	maximizes the alignment of our executives’ interests with the interests of our shareholders; and

•	fosters a long-term commitment by executives.

Our executive compensation program consists of various elements of compensation that are intended to work together to provide total compensation that is reasonable, competitive, and related to both the Company’s performance and the individual performance of employees, including executive officers. The components include a base salary, short-term incentives, long-term incentives, benefits, and a minimal amount of perquisites. As discussed on pages 30, 33, and 37 of the Proxy Statement, the Compensation Committee and, for our Chief Executive Officer, the Board, establish our executive officers’ base salaries and target compensation for short-term and long-term incentives, including long-term incentive grants made in connection with the hiring of new executives. The Compensation Discussion and Analysis section of the Proxy Statement sets forth target compensation for each of these elements for fiscal year 2012 (including long-term incentive grants made in connection with the hiring of executives in fiscal year 2012) and the amount of cash or stock, as applicable, that would have been, or that will be, paid to each of our NEOs who are currently serving as executive officers if all short-term and long-term incentive targets were achieved. The actual compensation paid to our NEOs in fiscal year 2012, which was less than the target compensation, is provided in the Summary Compensation Table on page 48 of the Proxy Statement.

The Compensation Committee benchmarks pay relative to a specific group of peer companies, which for fiscal year 2012 are listed on page 42 of the Proxy Statement under the heading “Peer Group” (the “Peer Group”), based on publicly disclosed information. In the chart on page 42 of the Proxy Statement, the Company provides size measures comparing the Company to the Peer Group, including revenue, total assets and market capitalization. The Compensation Committee also reviews pay data from multiple survey sources, reflective of general industry pay levels for companies of relevant size based on market capitalization and total revenue for each of the NEOs. For fiscal year 2012, these survey sources were the Aon Hewitt TCM Executive Survey and the Towers Watson CDB Executive Survey (the “Survey Data”). As part of its commitment to keeping executive pay consistent with that of its peers and with the market at large, the Compensation Committee reviewed certain forms of compensation for the Company’s executives to ensure they were consistent with market practice, as determined in comparison to the Survey Data as well as the Company’s Peer Group. Relative to the Company’s Peer Group, the fiscal year 2012 targeted total direct compensation for our executive officers was between the 25th percentile and the size-adjusted market median, and the total direct compensation for our CEO was between the 40th percentile and the size-adjusted market median.

As discussed in the Proxy Statement, the Compensation Committee retains Frederic W. Cook & Co. (“Cook”) as its external, independent compensation consultant for objective advice and assistance on executive compensation matters. It is the general policy of the Board that external compensation consultants for the Compensation Committee must be independent and serve the Compensation Committee exclusively, and may not perform any other services for the Company at any time. Cook performs no other services for the Company.

Because your vote is advisory, it will not be binding upon the Company, the Board, or the Compensation Committee. However, we value the views of our shareholders and the Compensation Committee will continue to take into account the outcome of the vote when considering future executive compensation arrangements. In its proxy advisory report issued in connection with the Annual Meeting, the Proxy Advisory Services division of Institutional Shareholder Services, Inc. (“ISS”) has recommended that shareholders vote “FOR” Proposal 3.

For the reasons discussed above, as well as those presented in the Proxy Statement, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

Supplemental Disclosure Concerning Proposal 4

As described in the Proxy Statement, the 2013 Plan is designed to link the interests of our officers, employees, directors, and other constituents to those of our shareholders by providing participants with incentives that increase in value when the price of our common stock increases. The Compensation Committee and the Board believe that the ability to provide equity compensation has been, and will continue to be, vital to the Company’s ability to continue to attract and retain individuals in the competitive labor markets in which we compete. The 2013 Plan, if approved, will replace both the 2003 Long-Term Executive Compensation Plan (the “2003 Plan”) and the 2008 Deferred Stock Unit Plan for Outside Directors (the “2008 DSU Plan”). Currently there are 24,000,000 shares authorized under the 2003 Plan and 900,000 shares authorized under the 2008 DSU Plan; however, the 2013 Plan only seeks an authorization of 12,000,000 shares. As of July 12, 2012, a total of 9,032,410 shares were available for issuance under the 2003 Plan and 2008 DSU Plan. The 2013 Plan contemplates a total of 12,000,000 shares being available for issuance under the 2013 Plan, which represents an increase of 2,967,590 shares from the combined shares available under the 2003 Plan and the 2008 DSU Plan.

The Compensation Committee approved and recommended that the Board approve the 2013 Plan, which would increase the number of available shares from 9,032,410 to 12,000,000, based on its analysis that this amount will be sufficient to cover awards for at least the next five years. The Board subsequently approved the 2013 Plan, subject to approval by our shareholders. In setting the amount of shares subject to the 2013 Plan, the Compensation Committee and the Board considered the historical amounts of equity awards the Company has granted in the past four years. In fiscal years 2009, 2010, 2011 and 2012, the Company granted equity awards representing a total of approximately 3,728,950 shares, 2,766,638 shares, 2,827,920 shares, and 3,690,983 shares, respectively. In its proxy advisory report issued in connection with the Annual Meeting, ISS calculated that the Company’s three-year average equity expenditures, referred to as the burn rate, was 1.71%, which was lower than ISS’s applicable policy guidelines maximum burn rate of 5.81% and, according to ISS, constituted a de minimus burn rate based on the Company’s industry group and stock volatility. In its proxy advisory report issued in connection with the Annual Meeting, ISS has recommended that shareholders vote “FOR” Proposal 4. The Compensation Committee and Board intend to continue to consider the Company’s equity expenditures in a manner that effectively attracts, retains, and motivates individuals to achieve long-term value creation in line with the interests of our shareholders.

In setting the amount of shares subject to the 2013 Plan, the Compensation Committee and the Board also considered the total amount of awards outstanding under existing grants. The Company had outstanding, as of July 12, 2012, grants of 6,602,923 stock options, 1,642,400 unvested restricted shares and restricted share units, 878,398 unvested performance share units, and 221,736 unvested deferred stock units. Accordingly, our approximately 9.3 million outstanding awards (commonly referred to as the “overhang”) represent approximately 3.45% of our outstanding shares.

The Compensation Committee also reviewed the Company’s Peer Group to evaluate the Company’s overhang and share usage rate. The Company’s fiscal year 2010 through 2012 average annual share usage rate is between the 25th percentile and the median of the Peer Group. Additionally, the Company’s overhang is below the 25th percentile of the Peer Group, and the average long-term incentive fair value transfer (“FVT”) under the 2003 Plan for fiscal years 2010-2012, both as a percentage of our average market capitalization and as a percentage of our revenue, fell below the 25th percentile of our Peer Group’s three-year average practice for the same period. We believe our de minimus burn rate (as defined by ISS policy guidelines) combined with our small overhang and FVT indicates that an increase of 2,967,590 shares available for issuance out of a total of 271,086,265 shares issued and outstanding (an increase of 1.09%) is unlikely to result in material dilution to our shareholders.

While the terms of the 2013 Plan specify the maximum number of shares that may be subject to awards under the 2013 Plan, the actual grant of awards to executive officers and directors will continue to be subject to the Compensation Committee’s and the Board’s discretion. As evidenced by our de minimus burn rate (as defined by ISS policy guidelines), the Compensation Committee and the Board have been judicious in granting such awards and have displayed a sensitivity to minimizing the impact of the potential dilution that such awards could have on our shareholders.

The Compensation Committee and the Board believe that our shareholders should also consider our repurchases of H&R Block common stock in recent years:

•	Since May 2009, we have repurchased a total of approximately 73.2 million shares of our common stock.

•

The amount repurchased is equal to approximately 27% of the approximately 270.1 million outstanding shares of our common stock as of July 12, 2012, and is more than seven times the size of the overhang of approximately 9.3 million outstanding equity awards. Without the repurchases, the overhang would represent only 2.71% of the approximately 344.3 million shares of common stock that would be outstanding (instead of 3.45% of approximately 270.1 million shares).

For many companies, share repurchases would not be large enough to affect analyses of the cost of equity compensation plans or the potential dilution they may cause. However, for H&R Block, the effect of considering share repurchases in such analyses emphasizes the small magnitude of the Company’s overhang. Based on the foregoing, the Compensation Committee and the Board believe that the 2013 Plan, which represents an increase of 2,967,590 shares versus the combined shares available as of July 12, 2012 under the 2003 Plan and the 2008 DSU Plan, represents an appropriate plan at this time.

Shareholders should also consider the Company’s stock ownership guidelines that define ownership expectations for directors and certain executive officers. We believe that our directors and executive officers should have a significant financial stake in the Company to ensure that their interests are aligned with those of our shareholders. The stock ownership guidelines for our directors and executive officers are addressed on pages 16 and 43 of the Proxy Statement. The Company’s stock ownership guidelines contemplate that non-employee directors should own shares or share equivalents held in the Company’s benefit plans with an aggregate value exceeding five times the annual cash retainer paid to them, and for executive officers the value of share or share equivalents held in the Company’s benefit plans ranges from six times to two times their base salaries. The Compensation Committee annually reviews each executive officer’s progress toward meeting the stock ownership guidelines.

In light of the factors described above and in the Proxy Statement, including the limited increase in the total number of shares available for issuance as equity awards and the fact that the ability to grant equity compensation is vital to the Company’s ability to continue to attract, motivate, reward, and retain individuals, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 4.

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The inclusion of this information in this Supplement should not be regarded as an indication that the assumptions used to determine the number of additional shares will be predictive of actual future equity grants. These assumptions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, the extent of option exercise activity, and others described in our Form 10-K for the fiscal year ended April 30, 2012 and in other filings with the Securities and Exchange Commission.